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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                           AMENDMENT NO. 1 TO FORM 10
                                       ON

                                    FORM 8-A



                For Registration of Certain Classes of Securities
                     Pursuant to Section 12(b) or (g) of the
                         Securities Exchange Act of 1934

                                O.I. Corporation
             (Exact name of registrant as specified in its charter)

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
                         OKLAHOMA                                                   73-0728053
         (State of incorporation or organization)                      (I.R.S. Employer Identification No.)

                      151 GRAHAM ROAD
                       P.O. BOX 9010
                  COLLEGE STATION, TEXAS                                            77842-9010
         (Address of principal executive offices)                                   (Zip Code)

SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(b) OF THE ACT:

                    TITLE OF EACH CLASS                                   NAME OF EACH EXCHANGE ON WHICH
                   TO BE SO REGISTERED:                                  EACH CLASS IS TO BE REGISTERED:

                           None.                                                      None.
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If this form relates to the registration of a class of securities pursuant to
Section 12(b) of the Exchange Act and is effective pursuant to General
Instruction A.(c), check the following box. [ ]

If this Form relates to the registration of a class of securities pursuant to
Section 12(g) of the Exchange Act and is effective pursuant to General
Instruction A.(d), check the following box. [X]

Securities Act registration statement file number to which this form relates:
N/A

SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(g) OF THE ACT:

                          Common Stock (Par Value 0.10)
                                (TITLE OF CLASS)


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                                EXPLANATORY NOTE

This Amendment No. 1 to Form 10 is being filed on Form 8-A to update in its entirety the description of the Registrant's securities registered under Section
12(g) of the Securities Exchange Act of 1934, as amended, which was originally set forth in the registration statement on Form 10 of the Registrant (f/k/a
Oceanography International Corporation) dated August 29, 1972.

                 ITEM 1. DESCRIPTION OF REGISTRANT'S SECURITIES

CAPITAL STOCK

         Our authorized capital stock consists of 10,000,000 shares of common stock, $0.10 par value per share, and 3,000,000 shares of preferred stock, $.10 par value per share. As of June 1, 2003, there were 2,751,673 shares of common stock issued and outstanding (and 1,351,704 shares of treasury stock) and no shares of preferred stock issued and outstanding.

         The following summary of our capital stock is qualified by reference to the provisions of applicable law and to our Articles of Incorporation and Bylaws incorporated by reference as exhibits to this Form 8-A.

         COMMON STOCK

            Under the terms of our Articles of Incorporation, the exclusive voting power of the corporation shall be vested in the common stock of the corporation, subject to resolutions of our board of directors issuing any series of preferred stock. Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of shareholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of our common stock entitled to vote in any election of directors may elect all of the directors standing for election. A majority vote, or the written consent, of the outstanding shares which are entitled to vote is necessary to amend our Articles of Incorporation. A majority vote of the outstanding shares which are entitled to vote is necessary to amend or repeal our Bylaws. In determining the number of shares entitled to vote on any matter (including elections), shares not voted on a matter will not be treated as entitled to vote. The voting of shares held by a holder that is not an individual shall be governed by the provisions of the Oklahoma Business Corporations Act. Holders of our common stock are entitled to receive proportionately any dividends declared by our board of directors. Upon the liquidation, dissolution or winding up of O.I.
Corporation, the holders of our common stock are entitled to receive ratably our net assets available after the payment of all debts and other liabilities and subject to the prior rights of holders of any class of preferred stock then outstanding. Holders of our common stock have no preemptive, subscription, redemption or conversion rights. There are no sinking fund provisions applicable to the common stock. The rights, preferences and privileges of holders of our common stock are subject to the rights of the holders of shares of any series of preferred stock which we may designate and issue in the future. All outstanding shares of common stock are fully paid and non-assessable.

         PREFERRED STOCK

         Under the terms of our Articles of Incorporation, our board of directors is authorized to designate and issue shares of preferred stock in one or more series without shareholder approval. Our board of directors has discretion to determine the rights, qualifications, limitations and restrictions, including, among other things, voting rights, relative rights, participating rights, optional rights, redemption rights, exchange rights, repurchase rights, conversion rights and liquidation preferences, of each series of preferred stock.


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         It is not possible to state the actual effect of the issuance of any shares of preferred stock upon the rights of holders of the common stock until the board of directors determines the specific rights of the holders of the preferred stock. However, these effects might include:

         o        restricting dividends on the common stock;

         o        diluting the voting power of the common stock;

         o        impairing the liquidation rights of the common stock; and

         o        delaying or preventing a change in control of our company.

         The purpose of authorizing our board of directors to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a shareholder vote on specific issuances. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could make it more difficult for a third-party to acquire, or could discourage a third-party from attempting to acquire, a majority of our outstanding voting stock. We have no present plans to issue any shares of preferred stock.

ANTI-TAKEOVER PROVISIONS

         Our Articles of Incorporation and Bylaws and the Oklahoma General
Corporation Act include a number of provisions which may have the effect of encouraging persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with our board of directors rather than pursue non-negotiated takeover attempts. These provisions include an authorized blank check preferred stock, restrictions on business combinations and the availability of authorized but unissued common stock.

         Oklahoma Business Combination Statute. Section 1090.3 of the Oklahoma
General Corporation Act prevents an "interested shareholder" from engaging in a "business combination" with an Oklahoma corporation for three years following the date the person became an interested shareholder, unless:

         o prior to the date the person became an interested shareholder, the board of directors of the corporation approved the transaction in which the interested shareholder became an interested shareholder or approved the business combination;

         o upon consummation of the transaction that resulted in the interested shareholder becoming an interested shareholder, the interested shareholder owns stock having at least 85% of all voting power of the corporation at the time the transaction commenced, excluding stock held by directors who are also officers of the corporation and stock held by certain employee stock plans; or

         o on or subsequent to the date of the transaction in which the person became an interested shareholder, the business combination is approved by the board of directors of the corporation and authorized at a meeting of shareholders by the affirmative vote of the


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         holders of two-thirds of all voting power not attributable to shares owned by the interested shareholder.

The statute defines a "business combination" to include:

         o any merger or consolidation involving the corporation and an interested shareholder;

         o any sale, lease, exchange, mortgage, pledge, transfer or other disposition to or with an interested shareholder of 10% or more of the assets of the corporation;

         o subject to certain exceptions, any transaction which results in the issuance or transfer by the corporation of any stock of the corporation to an interested shareholder;

         o any transaction involving the corporation which has the effect of increasing the proportionate share of the stock of any class or series or voting power of the corporation owned by the interested shareholder;

         o the receipt by an interested shareholder of any loans, guarantees, pledges or other financial benefits provided by or through the corporation; or

         o   any share acquisition by the interested shareholder pursuant to
         Section 1090.1 of the Oklahoma General Corporation Act.

         For purposes of Section 1090.3, the term "corporation" also includes the corporation's majority-owned subsidiaries.

         In addition, Section 1090.3 defines an "interested shareholder," generally, as any person that owns stock having 15% or more of all voting power of the corporation, any person that is an affiliate or associate of the corporation and owned stock having 15% or more of all voting power of the corporation at any time within the three-year period prior to the time of determination of interested shareholder status, and any affiliate or associate of such person.

TRANSFER AGENT AND REGISTRAR

The transfer agent and registrar for our common stock is American Stock Transfer
& Trust Company.

                                ITEM 2. EXHIBITS

         The following exhibits to this Registration Statement on Form 8-A are either filed herewith or are incorporated by reference from the documents specified, which have been filed with the Securities and Exchange Commission.

                  1. Articles of Incorporation of the Registrant, incorporated herein by reference to Exhibit 3.1 to the Registrant's 2001 Annual Report on Form 10-K, as filed with the Securities and Exchange Commission on March 27, 2002 (File No. 0-6511).


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                  2.       Bylaws of the Registrant, incorporated herein by
                           reference to Exhibit 3.2 to the Registrant's 2002
                           Amended Annual Report on Form 10-K/A, as filed with
                           the Securities and Exchange Commission on April 2,
                           2003 (File No. 0-6511).

                  *3.      Specimen Certificate representing Common Stock of the
                           Registrant.

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* filed herewith


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                                    SIGNATURE

         Pursuant to the requirements of Section 12 of the Securities Exchange
Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: June 4, 2003

                                        O.I. CORPORATION



                                        By: /s/ WILLIAM W. BOTTS
                                            ------------------------------------
                                        Name:  William W. Botts
                                        Title: President


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                                 EXHIBIT INDEX

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
                EXHIBIT
                NUMBER                        DESCRIPTION
                -------                       -----------
                  1.       Articles of Incorporation of the Registrant,
                           incorporated herein by reference to Exhibit 3.1 to
                           the Form 10-K, as filed with the Securities and
                           Exchange Commission on March 27, 2002 (File No.
                           0-6511).

                  2. Bylaws of the Registrant, incorporated herein by reference to Exhibit 3.2 to the Registrant's 2002
                           Amended Annual Report on Form 10-K/A, as filed with the Securities and Exchange Commission on April 2,
                           2003 (File No. 0-6511).

                  *3.      Specimen Certificate representing Common Stock of the
                           Registrant.

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* filed herewith